NOT VALID UNLESS COUNTERSIGNED BY TRANSFER AGENT.
INCORPORATED UNDER THE LAWS OF THE STATE OF NEVADA.

NUMBER

SHARES

Edgemont
RESOURCES CORP.

AUTHORIZED COMMON STOCK:
90,000,000 SHARES
PAR VALUE: $0.001

CUSIP NO. 280117 10 8

SPECIMEN

Countersigned & Registered
PACIFIC STOCK TRANSFER COMPANY
Las Vegas, Nevada
TRANSFER AGENT AND REGISTRAR
By: VOID

THIS CERTIFIES THAT

IS THE RECORD HOLDER OF

Shares of **EDGEMONT RESOURCES CORP.** Common Stock

transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

Witness the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.

Dated:

EDGEMONT RESOURCES CORP.
CORPORATE
Seal
NEVADA

PRESIDENT